Exhibit 10.2

SECOND AMENDMENT TO REVOLVING CREDIT AND GUARANTY AGREEMENT
THIS SECOND AMENDMENT TO REVOLVING CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is made and entered into this 9th day of August, 2016, by and among XERIUM TECHNOLOGIES, INC., a Delaware corporation (the “Lead Borrower”), XERIUM CANADA INC., a corporation organized under the laws of the Province of New Brunswick (“Xerium Canada”), HUYCK. WANGNER GERMANY GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Stuttgart under registration number HRB 353855 (the “European Lead Borrower”), ROBEC WALZEN GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2867 (“Robec Germany”), STOWE WOODWARD AKTIENGESELLSCHAFT, a stock corporation (Aktiengesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) Düren under registration number HRB 2635 (“Stowe Germany”), (European Lead Borrower, Robec Germany and Stowe Germany are each a “European Borrower” and collectively, the “European Borrowers”; and the European Borrowers, together with the Lead Borrower and Xerium Canada, collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE LEAD BORROWER, as Guarantors (together with Borrowers, collectively “Credit Parties”), the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”) and J.P. MORGAN EUROPE LIMITED, as European Administrative Agent (together with its permitted successors, in such capacity, “European Administrative Agent”) and as European Collateral Agent (together with its permitted successors, in such capacity, “European Collateral Agent”).
Recitals:
Agents, Lenders and Credit Parties are parties to a certain Revolving Credit and Guaranty Agreement dated as of November 3, 2015 (as at any time amended, restated, supplemented or otherwise modified, the “Credit Agreement”) pursuant to which Lenders have made loans and other financial accommodations to Borrowers, which have been guaranteed by Guarantors in accordance with the Credit Agreement.
Lead Borrower has informed Agents that it intends to issue $480 million of 9.500% Senior Secured Notes Due 2021 on the date hereof, the proceeds of which will be used to redeem all of the outstanding Senior Notes and terminate the Senior Notes Documents, repay all of the Term Loans and terminate the Term Credit Documents, pay premiums, fees and expenses in connection therewith, and for working capital and other general corporate purposes (the "Notes Refinancing").
The Credit Parties have requested, among other things, that Agents and Lenders amend certain terms of the Credit Agreement in contemplation of the Notes Refinancing, in each case subject to the terms and conditions of this Amendment and as further set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
i)    Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.
ii)    Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 8 of this Amendment, the Credit Agreement is hereby amended as follows:
(a)    By adding the following new definitions to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
"Relocated Asset" means any tangible asset or property of any Credit Party that constitutes, or under this Agreement, any Collateral Document or any other Credit Document is required to constitute, Collateral that is located outside of the nation in which such Credit Party is organized (and, for the avoidance of doubt, any such asset or property shall be deemed to be ineligible for inclusion in the Borrowing Base once it constitutes a Relocated Asset).
"Second Amendment Effective Date" means August 9, 2016.
“Senior Secured Notes” means the Lead Borrower’s 9.500% senior secured notes due 2021 issued pursuant to the Senior Secured Notes Indenture (and, upon the incurrence of any Permitted Refinancing Indebtedness thereof, the Senior Secured Notes shall be deemed to refer to such Permitted Refinancing Indebtedness).

"Senior Secured Notes Collateral Agent" means U.S. Bank National Association, in its capacity as collateral agent under the Senior Secured Notes Indenture, together with its successors and assigns in such capacity (and, upon the incurrence of any Permitted Refinancing Indebtedness of the Senior Secured Notes, the Senior Secured Notes Collateral Agent shall be deemed to refer to any Person acting as administrative agent, collateral agent or a similar capacity for the applicable holders of such Permitted Refinancing Indebtedness).
“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture and the other Term Documents (as defined in the Intercreditor Agreement) and any other indenture and/or other agreement governing the Senior Secured Notes, including any agreements evidencing the Liens securing the Senior Secured Notes, and all documentation delivered pursuant thereto (and, upon the incurrence of any Permitted Refinancing Indebtedness of the Senior Secured Notes, the Senior Secured Notes Documents shall be deemed to refer to all agreements or documents governing or evidencing such Permitted Refinancing Indebtedness).
“Senior Secured Notes Indenture” means the Indenture, dated as of the Second Amendment Effective Date, by and among the Lead Borrower, certain Subsidiaries of the Lead Borrower, as guarantors, Senior Secured Notes Collateral Agent and Senior Secured Notes Trustee, governing the Senior Secured Notes (and, upon the incurrence of any Permitted Refinancing Indebtedness of the Senior Secured Notes, the Senior Secured Notes Indenture shall be deemed to refer to the credit agreement, loan agreement, indenture, purchase agreement or other similar documentation evidencing such Permitted Refinancing Indebtedness).
"Senior Secured Notes Trustee" means U.S. Bank National Association, in its capacity as trustee under the Senior Secured Notes Indenture, together with its successors and assigns in such capacity (and, upon the incurrence of any Permitted Refinancing Indebtedness of the Senior Secured Notes, the Senior Secured Notes Trustee shall be deemed to refer to any Person acting as trustee or a similar capacity for the applicable holders of such Permitted Refinancing Indebtedness).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
(b)    By deleting the definitions of Alternate US Base Rate, Compliance Authority, Federal Funds Effective Rate, Intercreditor Agreement, Material Contract, Restricted, Revolving Commitment Termination Date, Sanctioned Country, Sanctioned Person, Senior Notes and Term Loans from Section 1.1 of the Credit Agreement in in their entirety and substituting, respectively, the following in lieu thereof:
“Alternate US Base Rate” means, for any day, a rate per annum equal to the highest of (a) the US Base Rate in effect on such day, (b) the sum of the NYFRB Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.
“Compliance Authority” means each and all of the (a) US Treasury Department/Office of Foreign Assets Control, (b) US Treasury Department/Financial Crimes Enforcement Network, (c) US State Department/Directorate of Defense Trade Controls, (d) US Commerce Department/Bureau of Industry and Security, (e) the US Internal Revenue Service, (f) the US Justice Department, (g) the US Securities and Exchange Commission, (h) Canadian Compliance Authorities, (i) the European Compliance Authorities, as applicable, and (j) without limiting the foregoing, the United Nations Security Council, the European Union and any European Union member state, Her Majesty’s Treasury of the United Kingdom and any other relevant sanctions authority.

“Federal Funds Effective Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Intercreditor Agreement” means the Intercreditor Agreement dated the Second Amendment Effective Date among Collateral Agent, the Senior Secured Notes Collateral Agent and acknowledged by the Lead Borrower and the other US Credit Parties (or such other intercreditor agreement agreed to by Collateral Agent in its discretion in connection with the incurrence of Permitted Refinancing Indebtedness of the Senior Secured Notes).
“Material Contract” means any Senior Secured Notes Document or any contract or other arrangement to which the Lead Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Restricted” means, when referring to Cash or Cash Equivalents of the Lead Borrower or any of its Subsidiaries, that such Cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Lead Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents, the Senior Secured Notes Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than (x) the Collateral Agent or European Collateral Agent for the benefit of the Secured Parties or (y) to the extent subject to the Intercreditor Agreement, the Senior Secured Notes Collateral Agent for the benefit of the holders of the Senior Secured Notes or (iii) are not otherwise generally available for use by the Lead Borrower or such Subsidiary.
“Revolving Commitment Termination Date” means the date that is five (5) years after the Closing Date.
"Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which includes, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Compliance Authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
“Senior Notes” means the Lead Borrower’s 8.875% senior unsecured notes due 2018 issued pursuant to the Senior Notes Indenture, which were repaid in full in connection with the termination of the Senior Notes Documents on the Second Amendment Effective Date.
“Term Loans” means the term loans from time to time made under the Term Credit Agreement, which were repaid in full in connection with the termination of the Term Credit Documents on the Second Amendment Effective Date.
(c)    By deleting the definition of "Federal Funds Open Rate" from Section 1.1 of the Credit Agreement.

(d)     By deleting each reference to "Term Credit Documents" contained in the definition of Adjusted EBITDA in Section 1.1 of the Credit Agreement and substituting, in each case, in lieu thereof a reference to "Senior Secured Notes Documents".
(e)    By deleting clause (d) of the definition of Defaulting Lender in its entirety and substituting in lieu thereof the following:
(d) has become the subject of an Insolvency Event or a Bail-In Action;
(f)    By adding the following sentences to the end of the definition of Investments in Section 1.1 of the Credit Agreement:
Notwithstanding anything to the contrary in this Agreement, the fair market value of Relocated Assets shall be deemed to be an Investment by the applicable Credit Parties that own such Relocated Assets in a Person that is not a Credit Party. The fair market value of a Relocated Asset will be determined at the time the applicable property is relocated to the applicable foreign jurisdiction, without giving effect to subsequent changes in value.
(g)     By deleting clause (b) of the definition of Lender Counterparty in Section 1.1 of the Credit Agreement in its entirety and substituting in lieu the following:
(b) Intentionally Omitted.
(h)    By deleting each reference to "Term Loans" contained in the definition of Net Asset Sale Proceeds in Section 1.1 of the Credit Agreement and in Section 6.18 of the Credit Agreement and substituting in lieu thereof, in each instance, a reference to "Senior Secured Notes".
(i)    By adding the following clause (c) to the end of Section 2.19 of the Credit Agreement:
(c)    No Borrower will request any Advance or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(j)    By deleting Section 2.22(b)(i)(F) of the Credit Agreement in its entirety and substituting the following in lieu thereof:
(F)    Administrative Agent shall have received evidence satisfactory to it that such Revolving Commitment Increase and the additional debt incurred thereunder shall be permitted pursuant to the terms of the Senior Secured Notes Documents, in each case as may be amended in connection with such Revolving Commitment Increase.

(k)     By deleting the second sentence of Section 3.1(p) of the Credit Agreement.

(l)    By (i) deleting the phrase "Term Credit Documents in favor of the Term Agent" from Section 4.4 of the Credit Agreement and substituting in lieu thereof the phrase "Senior Secured Notes Documents in favor of the Senior Secured Notes Trustee" and (ii) by deleting the last sentence of Section 4.4 of the Credit Agreement in its entirety and substituting the following in lieu thereof:

Without limiting the foregoing, the execution, delivery and performance by the Credit Parties of the Credit Documents (including the all incurrences of debt hereunder) are permitted by the terms of the Senior Secured Notes Documents.
(m)    By adding the following new Section 4.29 to the end of Section 4 of the Credit Agreement:
4.29    EEA Financial Institution. No Credit Party is an EEA Financial Institution.
(n)     By deleting clauses (c), (g), (o) and (p) of Section 6.1 of the Credit Agreement and the paragraph at the end of Section 6.1 of the Credit Agreement, in their entirety, and substituting, respectively, the following in lieu thereof:
(c)    unsecured Debt (including Subordinated Debt) of the Lead Borrower (which may be guaranteed on a like basis by the US Credit Parties but shall not have any guarantors that are not US Credit Parties); provided, that (i) no Default or Event of Default is continuing under this Agreement or would result from such issuance, (ii) after giving effect to such issuance (as determined in accordance with Section 1.4(e)), the Leverage Ratio shall not be greater than 4.75:1.00, calculated on a pro forma basis as of the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.1, (iii) the proceeds of such issuance shall be used for Permitted Acquisitions, to fund Capital Expenditures permitted under this Agreement or to prepay the Senior Secured Note in accordance with the terms of the Senior Secured Notes Documents, (iv) such Debt shall have a maturity of not earlier than six months after the Revolving Commitment Termination Date, (v) such Debt has a weighted average life to maturity equal to or greater than the Advances, (vi) such Debt shall not be guaranteed by any Subsidiaries other than Subsidiaries that are US Credit Parties, (vii) the documentation relating to such Debt shall not permit or provide for any scheduled amortization (or similar) payments prior to the Revolving Commitment Termination Date and (viii) the documentation relating to such Debt shall not contain any covenant or event of default that is either (x) not substantially provided for in this Agreement or (y) more favorable to the holder of such Debt in any material respect than the comparable covenant or event of default set forth in this Agreement, and, with respect to Subordinated Debt, shall contain customary subordination provisions pursuant to which such Subordinated Debt is subordinate to the prior payment in full of the Obligations;
(g)    Intentionally Omitted;
(o)    Indebtedness of the US Credit Parties under the Senior Secured Notes Documents in an aggregate principal amount not to exceed $480,000,000 (as reduced by any payments or prepayments of principal thereof after the Second Amendment Effective Date);
(p)    provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any replacement, renewal or refinancing of any Indebtedness described in Sections 6.1(c) and (o) (collectively, the “Permitted Refinancing Indebtedness”) that (i) does not exceed the aggregate principal amount of the Indebtedness being replaced, renewed or refinanced, except as to fees and expenses at refinancing, (ii) does not have a maturity date earlier than the Indebtedness being replaced, renewed or refinanced, (iii) does not rank at the time of such replacement, renewal or refinancing senior to the Indebtedness being replaced, renewed or refinanced, (iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being replaced, renewed or refinanced, (v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being replaced, renewed or refinanced, (vi) does not have a weighted average life to maturity less than the Indebtedness being replaced, renewed or refinanced and (vii) the terms of such Permitted Refinancing Indebtedness are not materially less favorable, taken as a whole, to the Lead Borrower and its Subsidiaries than the terms of the replaced, renewed or refinanced Indebtedness and, if the terms of such Permitted Refinancing Indebtedness provide for additional or more restrictive covenants, representations, warranties, defaults or other terms (other than with respect to pricing) than the equivalent provisions of the Credit Documents, the Credit Parties shall offer to enter into an amendment to this Agreement incorporating such additional or more restrictive terms, in form and substance reasonably satisfactory to Agents; and
For the avoidance of doubt, (i) the Credit Parties shall not incur any Indebtedness under the Senior Secured Notes Documents or any Permitted Refinancing Indebtedness in respect thereof other than pursuant to clause (o) or (p) above and (ii) to the extent any Subsidiary incurs any Indebtedness pursuant to clauses (a) through (q) above, the guaranty of such Indebtedness by any other non-Credit Party shall not be required to comply with, or be counted against any baskets, in this Section 6.1.
(o)     By deleting clause (o) of Section 6.2 of the Credit Agreement in its entirety and substituting the following in lieu thereof:
(o)    subject to the terms of the Intercreditor Agreement, Liens on US Collateral to secure obligations under the Senior Secured Notes Documents (but not, for the avoidance of doubt, Liens on the assets of any Foreign Subsidiary);
(p)    By deleting clause (b) of Section 6.4 of the Credit Agreement in its entirety and substituting in lieu the following:
(b) restrictions contained in any documents evidencing unsecured Debt or Subordinated Debt permitted pursuant to Section 6.1(c), in the Senior Secured Notes Documents and any Permitted Refinancing Indebtedness with respect thereto; provided, that in respect of such unsecured Debt or Subordinated Debt, in the Senior Secured Notes Documents and any Permitted Refinancing Indebtedness with respect thereto, such restrictions do not restrict the ability to grant security interests as required under the Credit Documents or any agreement that refinances this Agreement
(q)    By (i) deleting the reference to "Term Loans" in Section 6.5(d) of the Credit Agreement and substituting a reference to "Senior Secured Notes" in lieu thereof and (ii) deleting clause (e) of Section 6.5 of the Credit Agreement in its entirety and substituting the following in lieu thereof:
(e)    repurchase or redeem Senior Secured Notes with the proceeds of (x) Debt incurred pursuant to Section 6.1(c), (y) Permitted Refinancing Indebtedness in respect thereof incurred pursuant to Section 6.1(p) or (z) Term Priority Collateral, pursuant to a mandatory repurchase or redemption, to the extent not prohibited by the Intercreditor Agreement.
(r)     By deleting the phase ", in the Term Credit Documents and as provided in the Senior Notes Documents" from Section 6.6 of the Credit Agreement in substituting in lieu thereof the phrase "and as provided in the Senior Secured Notes Documents".
(s)    By adding the following new clause (l) to the end of Section 6.7 of the Credit Agreement:
(l)    Investments constituting Relocated Assets in an aggregate amount not to exceed a fair market value of $5.0 million at any time so long as no Default or Event of Default exists when the applicable assets become Relocated Assets.
(t)    By deleting Section 8.1(l)(ii) of the Credit Agreement in its entirety and substituting the following in lieu thereof:
(ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than

Relocated Asset constituting Investments permitted by Section 6.7(l)) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control,
(u)     By deleting Section 10.26 of the Credit Agreement in its entirety and substituting the following in lieu thereof:
10.26    Designation of Debt for Purposes of the Senior Notes Indenture. Pursuant to the Senior Secured Notes Indenture, the Lead Borrower hereby designates this Agreement and the other Credit Documents as the "ABL Credit Agreement" and a “Credit Facility” for all purposes under the Senior Secured Notes Indenture.

(v)     By adding the following new Sections 10.31 and 10.32 to the end of Section 10 of the Credit Agreement:
10.31    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.32    Additional Terms. If the terms of any of the Senior Secured Notes Documents (as in effect on the Second Amendment Effective Date or as subsequently amended or otherwise modified with the approval of Administrative Agent for purposes of this Section) provide for additional or more restrictive covenants, representations, warranties, defaults or other terms (other than with respect to pricing) with respect to the Credit Parties and their Subsidiaries, however expressed (whether as an event of default or otherwise) (the “Additional Terms”) than the provisions of the Credit Documents in favor of the Secured Parties, such Additional Terms shall be deemed automatically incorporated by reference into this Agreement, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Terms became effective, and in addition to and without limiting any other provisions of the Credit Agreement. Upon the request of Administrative Agent, the Credit Parties shall enter into any additional agreement or amendment to this Agreement reasonably requested by Administrative Agent evidencing any of the foregoing, although any failure to enter into such additional agreement or amendment shall not impact the effectiveness of such Additional Terms. A breach or violation of any Additional Term shall be deemed an Event of Default for all purposes of the Credit Documents. This Section is provided solely for the benefit of the Secured Parties and as a material inducement to the Secured Parties entering into the transactions occurring on or about the Second Amendment Effective Date.

iii)    Other Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 8 hereof, (i) Section 13 of the US Pledge and Security Agreement is hereby amended by deleting each reference to "Term Agent" and "Term Credit Documents" and substituting, respectively, in each instance a reference to "Senior Secured Notes Collateral Agent" and "Senior Secured Notes Documents"; (ii) Section 2 of the US Pledge and Security Agreement is hereby amended by deleting the phrase "Letter-of-Credit Rights" contained therein and substituting in lieu thereof the phrase "Letter of Credit Rights"; (iii) Section 4.4.1(a)(iii) of the US Pledge and Security Agreement is hereby amended by deleting the phrase "Security Interest" contained therein and substituting in lieu thereof the phrase "security interest"; and (iv) Section 13 of the Canadian Pledge and Security Agreement is hereby amended by deleting in such Section entirety and substituting the phrase "13. Intentionally Omitted" in lieu thereof. Upon and after the consummation of the Notes Refinancing, the Credit Parties shall cooperate with Agents to enter into such amendments to the Credit Documents as Agents may request from time to time to reflect the Notes Refinancing and the Intercreditor Agreement in a manner consistent with the provisions of this Amendment, including amendments to US Mortgages as applicable. Agents are hereby authorized and may in their discretion amend, modify or supplement the Credit Documents from time to time, without further consent by any other Person (and, to the extent the consent of any Credit Party is required under the applicable Credit Document, it is hereby granted by the Credit Parties), to cure any ambiguity, omission, defect or inconsistency arising in connection with the Notes Refinancing or to reflect the consummation of the Notes Refinancing.
iv)    Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Credit Documents, and all of such Borrower's covenants, duties, indebtedness and liabilities under the Credit Documents. Each Guarantor hereby (i) consents to each Borrower's execution and delivery of this Amendment and of the other documents, instruments or agreements each Borrower agrees to execute and deliver pursuant thereto; (ii) agrees to be bound hereby; and (iii) affirms that nothing contained herein shall modify in any respect whatsoever its respective guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.
v)    Representations and Warranties. Each Credit Party represents and warrants to Agents and Lenders, to induce Agents and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite action on the part of such Credit Party and this Amendment has been duly executed and delivered by such Credit Party; and all of the representations and warranties made by such Credit Party in the Credit Agreement are true and correct on and as of the date hereof (except to the extent that any such representation and warranty expressly relates to a particular date, in which case such representation and warranty is true and correct on and as of such date).
vi)    Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
vii)    Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.
viii)    Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Administrative Agent, unless satisfaction thereof is specifically waived in writing by Administrative Agent:
(a)    Administrative Agent shall have received from each Credit Party, Agent and Lender a duly executed original counterpart of this Amendment;
(b)    The applicable parties shall have entered into the Intercreditor Agreement (as such term is used in Section 2 hereof);

(c)    Administrative Agent shall have received a closing certificate from Lead Borrower attaching and certifying as to true, correct and complete copies of the Senior Secured Notes Documents (as such term is used in Section 2 hereof), including any payoff letters, lien release documentations and terminations in connection with the Notes Refinancing and copies of authorizing resolutions for the Notes Refinancing and this Amendment, all of which shall be in form and substance satisfactory to Agents, and certifying that the Notes Refinancing shall have been consummated and that there shall be no conflict between the terms of the Credit Documents and the Senior Secured Notes Documents; and
(d)     Administrative Agent shall have received such other certificates, documents and instruments as Administrative Agent may reasonably request, if any.
ix)    Expenses of Agents and Lenders. In consideration of Agents’ and Lenders’ willingness to enter into this Amendment as set forth herein, Borrowers agree to pay, on demand, all reasonable costs and expenses incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and any other Credit Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of Administrative Agent’s legal counsel and any taxes, filing fees and other reasonable expenses associated with or incurred in connection with the execution, delivery or filing of any instrument or agreement referred to herein or contemplated hereby.
x)    Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.
xi)    No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Credit Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.
xii)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
xiii)    Further Assurances. Each Credit Party agrees to take such further actions as Administrative Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
xiv)    Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any manually executed signature page to this Amendment delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto. This Amendment expresses the entire understanding of the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the parties.
xv)    Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

XERIUM TECHNOLOGIES, INC.
XERIUM CANADA, INC.
HUYCK LICENSCO INC.
ROBEC BRAZIL LLC
STOWE WOODWARD LICENSCO LLC
STOWE WOODWARD LLC
WANGNER ITELPA I LLC
WANGNER ITELPA II LLC
WEAVEXX, LLC
XERIUM ASIA, LLC
XERIUM III (US) LIMITED
XERIUM IV (US) LIMITED
XERIUM V (US) LIMITED
XTI LLC
JJ PLANK COMPANY, LLC

By: ___/s/ Cliff E. Pietrafitta ____________________
Name: Cliff E. Pietrafitta
Title: Vice President & Chief Financial
Officer

[Signatures continued on following page.]

HUYCK. WANGNER GERMANY GMBH

By: ___/s/ Michael F. Bly______________________
Name: Michael F. Bly
Title: Managing Director

[Signatures continued on following page.]

Robec Walzen GmbH

By: ___/s/ Michael F. Bly______________________
Name: Michael F. Bly
Title: Managing Director

[Signatures continued on following page.]

STOWE WOODWARD AKTIENGESELLSCHAFT

By:    /s/ David J. Pretty
Name: David J. Pretty
Title: Member of the Managing Board
(Vorstand)

[Signatures continued on following page.]

XERIUM GERMANY HOLDING GMBH

By:     /s/ David J. Pretty
Name: David J. Pretty
Title: Managing Director

[Signatures continued on following page.]

XERIUM TECHNOLOGIES LIMITED

By:    /s/ Kevin McDougall
Name: Kevin McDougall
Title: Director

[Signatures continued on following page.]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Collateral Agent and as a Lender

By:    /s/ Patrick Fravel
Name: Patrick Fravel
Title: Authorized Officer

[Signatures continued on following page]

J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and European Collateral Agent

By:	____/s/ Matthew Sparkes_____________________
Name: Matthew Sparkes
Title: Vice President

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Lender to the extent provided in the Credit Agreement

By:	____/s/ Matthew Sparkes_____________________
Name: Matthew Sparkes
Title: Vice President

[Signatures continued on following page.]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender to the extent provided in the Credit Agreement

By:	___/s/ Agostino Marchetti ______________________
Name: Agostino Marchetti
Title: Authorized Officer